Exhibit 99.1

ENXNET SIGNS GIFT CARD PREFERRED VENDER DEAL WITH DUPLIUM, LLC. FOR EXPLODING STORED VALUE CARD INDUSTRY

Tulsa, OK, January 16, 2007, EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) has signed an agreement with Duplium, LLC assuring that Duplium will only manufacture gift cards with a magnetic stripe for EnXnet or to a third party only with EnXnet’s written approval. This arrangement expands EnXnet’s manufacturing capacity.

“This agreement is an important step in securing the stored value market for Multimedia Gift Cards™,” says Ryan Corley, EnXnet's CEO. EXNT’s Technology makes possible the world’s first multimedia gift card that provides up to 8 minutes of DVD quality video on one side of the gift card and a value strip on the other. This arrangement assures EXNT a very strong position in this market.

“The gift card market exploded during the 2006 holiday season with $24.81 billion spent on these items,” Corley goes on to explain. “CNNMoney.com estimates that 2007 will see a record $90 billion in gift card sales, up from $56 billion in 2006, with more retailers carrying and offering gift cards than ever before.”

EnXnet’s solution adds the opportunity for manufacturers and retailers to market directly to the customers with up to 8 minutes of full motion video. There are numerous applications for this technology and it is a huge improvement over the static cards that are currently being sold.

Michael Jackson, President of Duplium Corporation, said, “We are committed to EnXnet and look forward to producing the Multimedia Gift Card™ for them.”

Duplium, one of the largest North American DVD/CD manufacturing and digital media companies has dedicated more than 25,000 square feet of manufacturing space to enhance and support EXNT’s product lines.

With more and more retailers carrying gift cards and the increase in uses for the cards, EnXnet is looking to capitalize on this opportunity in 2007. This agreement with Duplium is an important step in securing EnXnet’s technology a substantial share of the stored value card market.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
or
Duplium Corporation
Keith Eckhardt
National Sales Manager
2029 Westgate Drive
Suite 120
Carrollton, TX 75006
972-512-0014
email: keckhardt@duplium